Exhibit 10.32

INTERNATIONAL COAL GROUP, INC.

DIRECTOR COMPENSATION PLAN

1.	Purpose. This International Coal Group, Inc. Director Compensation Plan (the “Plan”) is established to allow the non-employee directors of International Coal Group, Inc. (the “Company”) to participate in the ownership of shares of the Company’s common stock (“Common Stock”).

2.	Administration.

(a)	The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which shall have full power and authority, subject to the provisions of the Plan, to supervise administration of the Plan and to interpret the provisions of the Plan and to authorize and supervise any issuance or payment of Common Stock hereunder. Any decision by the Committee shall be final and binding on all parties. No member of the Committee shall be liable for any determination made, or any decision or action taken with respect to the Plan or any issuance of Common Stock under the Plan. The Committee may delegate any of its responsibilities to one or more of its affiliates and agents, including employees of the Company or one or more of the Company’s affiliates and subsidiaries, and may retain advisors to provide advice to the Committee. No Participant in the Plan shall participate in the making of any decision with respect to any question relating to Common Stock issued under the Plan exclusively to that Participant.

(b)	The Committee shall be vested with full authority to make such rules and regulations as it deems necessary to administer the Plan and to interpret and administer the provisions of the Plan in a uniform manner. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding on all parties.

(c)	The cost of issuing Common Stock pursuant to the Plan and the expenses of administering the Plan shall be borne by the Company.

3.	Eligibility. Shares of Common Stock shall be issued to each member of the Board of Directors of the Company (the “Board”) who is not an employee of the Company if such member of the Board so elects in accordance with Section 5, provided that shares of the Company’s Common Stock remain available for issuance hereunder in accordance with Section 4. Each non-employee director of the Company shall be referred to herein as a “Participant.”

4.

Shares Subject to the Plan. The shares subject to the Plan shall be authorized but unissued or reacquired shares of the Company’s Common Stock. Subject to adjustment in accordance with Section 8 of the Plan, the maximum number of shares of Common Stock which may be issued under the Plan shall be

1,000,000 and the adoption of the Plan by the Board shall constitute a reservation of 1,000,000 authorized but unissued, or reacquired, shares of Common Stock for issuance under the Plan.

5.	Director Compensation Election.

(a)	Each Participant may elect to have all or any portion of his or her director retainer fee (not including committee fees or other compensation) (the “Retainer”) payable in cash or Common Stock in accordance with this Plan.

(b)	An election to receive payment of the Retainer in the form of Common Stock of the Company pursuant Section 5(a) above must be made in writing and delivered to the Company prior to the start of the calendar year in which the Retainer would otherwise be paid and such election will be irrevocable for the affected calendar year (the “Affected Year”). To participate in the Plan during the calendar year in which the Plan becomes effective, the Participant must make an election pursuant to Section 5(a) within 30 days after the Board approves the Plan and such election will be irrevocable for the remainder of the Affected Year. To participate in the Plan during the first calendar year in which a non-employee director becomes eligible to participate in the Plan, the new non-employee director must make an election pursuant to Section 5(a) within 30 days after the date he or she becomes eligible and such election will be irrevocable for the remainder of the Affected Year. Each election shall remain in effect until revoked in writing, and any such revocation shall become effective no earlier than the first day of the first calendar year commencing after such revocation is received by the Company. If a non-employee director does not file an election form by the specified date, he or she will be deemed to have elected to receive all of the Retainer in cash.

(c)	If a Participant elects to receive Common Stock in payment of all or part of his or her Retainer, the number of shares of Common Stock to be issued shall equal the cash amount that would have been paid divided by the Fair Market Value of one share of Common Stock on the date on which such cash amount would have been paid.

6.	Definitions, Etc.

(a)

For purposes of this Plan, the Fair Market Value of the Common Stock on any date means (i) the closing price per share of Common Stock as reported on the principal exchange on which shares of Common Stock are then trading, if any, or, if applicable, the New York Stock Exchange, or if there are no sales on such day, on the next preceding trading day during which a sale occurred, or (ii) if clause (i) does not apply, the fair market value of a share of Common Stock as determined by the Board. To the extent that the application of any formula described in this Plan does not result in a whole number of shares of Common Stock, the result shall be rounded upwards to the next whole number such that no fractional shares of Common Stock shall be issued under the Plan.

(b)	Notwithstanding anything to the contrary contained in this Plan, the Company may prepare and file a Registration Statement on Form S-8 covering the shares to be issued under the Plan, but is under no obligation to under the Plan.

(c)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

7.	Delivery of Shares. The Company shall make delivery of certificates representing the shares of Common Stock which a Participant has elected to receive in payment of all or part of his or her Retainer, within a reasonable period of time following the date of payment of the Retainer; provided, however, that if any law, regulation or agreement requires the Company to take any action with respect to the shares before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action. Certificates representing shares received under this Plan may bear such restrictive legends as may be necessary or desirable in order to comply with the applicable federal and state securities laws.

8.	Adjustments. In the event that, after the Board approves this Plan, the outstanding shares of Common Stock are increased or decreased or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, reclassification, stock split-up, combination of shares or dividend payable in stock or any other corporate transaction or event having an effect similar to any of the foregoing, appropriate adjustments shall be made by the Board in the number and kind of shares or other securities that may be issued under this Plan. All adjustments made by the Board under this Section 8 shall be final and conclusive.

9.	Termination Or Amendment Of The Plan. The Board reserves the right at any time to terminate, suspend or amend the Plan in whole or in part. An amendment, suspension or the termination of this Plan shall not adversely affect the rights of a Participant to receive shares of Common Stock issuable or cash payable at the effective date of the amendment, suspension or termination without the Participant’s consent.

10.

Withholding Taxes. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Plan and any issuances made hereunder comply with the provisions of Section 409A of the Code. This Plan and any issuances made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause this Plan or any issuance made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants). Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

11.	Miscellaneous.

(a)	The rights, benefits or interests a Participant may have under this Plan are not assignable or transferable and shall not be subject in any manner to alienation, sale or any encumbrances, liens, levies, attachments, pledges, charges or other legal process of the Participant or his or her creditors. Any action attempting to effect any transaction of that type shall be void and of no force and effect.

(b)	The adoption and maintenance of this Plan shall not be deemed to be a contract between the Company and the Participant to retain his or her position as a director of the Company.

(c)	The validity, interpretation and administration of the Plan and any rules, regulations, determinations or decisions hereunder and the rights of any and all persons having or claiming to have any interest herein or hereunder shall be determined exclusively in accordance with the laws of the State of Delaware (without regard to the choice of law provisions thereof).

(d)	All notices, elections or other communications made or given pursuant to the Plan shall be in writing and shall be sufficiently made or given if hand-delivered or mailed by certified mail, addressed (if from the Company to the Participant) to any Participant at the address contained in the records of the Company for such Participant, or addressed (if from the Participant to the Company) to the Secretary of the Company at its principal office.

(e)	This Plan is intended to constitute an unfunded plan for tax purposes.

(f)	The headings in the Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

(g)	If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any issuance under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of this Plan shall remain in full force and effect.